UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported):
MAY 23, 2007

FIRST MID-ILLINOIS BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-13368	37-1103704
(State of other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1515 CHARLESTON AVENUE
MATTOON, IL	61938
(Address of principal executive offices)	(Zip Code)

(217) 234-7454
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 23, 2007 the stockholders of the Company approved the First Mid-Illinois Bancshares, Inc. 2007 Stock Incentive Plan (the “Plan”), which had been previously approved by the Board of Directors on March 7, 2007.
Directors and employees of the Company or its subsidiaries, and consultants and advisors to the Company or its subsidiaries, are eligible to be selected by the Plan Committee to receive awards under the Plan. The Plan provides for discretionary awards to participants of stock options, stock awards, stock appreciation rights and stock units. The number of shares that may be issued under the Plan is 200,000. Of these 200,000 shares, (i) the maximum number of shares issuable as stock options to any employee in any calendar year is 50,000, (ii) the maximum number of shares that may be used for awards (other than stock options) intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code that may be granted to any participant in any calendar year is 50,000 (or, if an award is settled in cash, the fair market value of such shares on the date of settlement), and (iii) the maximum number of shares issuable as incentive stock options is 200,000.
Each award made under the Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee in its sole discretion. Notwithstanding any other provision of the Plan or any award agreement, in the event of a “change in control” of the Company, all outstanding awards will become fully exercisable, all restrictions applicable to all awards will terminate or lapse, and performance goals applicable to any award will be deemed satisfied at the target or higher levels as determined by the Committee.
A person who wishes to sell shares acquired under the Plan must first offer the shares to the Company. If the Company does not exercise its repurchase right within 10 days, the holder may sell the shares to any purchaser within 10 business days, or else the shares again become subject to the Company’s right to repurchase, and the holder cannot offer to sell the shares to the Company for six months.

Item 9.01. Financial Statements and Exhibits

(d)   Exhibits

Exhibit 10.1 - 2007 Stock Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has dully caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

           FIRST MID-ILLINOIS BANCSHARES, INC.

Dated: May 23, 2007     /s/ William S. Rowland

          William S. Rowland
         Chairman and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit
Number	Description

10.1	2007 Stock Incentive Plan